JOINT VENTURE AGREEMENT

DATE:  August 24, 2004

PARTIES:

AERO MARINE ENGINE, INC.
One World Trade Center
121 SW  Salmon Street, Suite 1100
Portland, OR 97204

TACTRONICS
381 Old Riverhead Road, Suite 12
Westhamptpm Beach, NY 11978

This Agreement is made this 24th day of August, 2004, to be effective 24th 2004, by and between Aero Marine Engine, Inc. (hereinafter Aero Marine) and Tactronics, (hereinafter Tactronics) for the development, production and marketing Swimmer Intrusion Prevention System in various locations worldwide.

Recitals

Aero Marine, a Nevada corporation, is primarily engaged in developing engine technology.

Tactronics is seeking engine technologies for potential military use.

Aero Marine is seeking to market their engine technologies for potential commercial uses.

Tactronics and Aero Marine are desirous of entering into a relationship by way of this Agreement wherein Tactronics will assist Aero Marine in the improvement, marketing and sales of Aero Marine’s invention (hereinafter the Engine) for military and commercial uses.

All of the above recitals are hereby made an integral part of this Agreement and shall have substantive effect in interpreting the provisions of this Agreement.

Terms and Conditions

Whereas, Tactronics represents that it possesses the skill and ability to further develop the Engine, build prototypes, test and upgrade the Engine and market it for military use, contemporaneously with Aero Marine marketing the technology for commercial uses, and where it is deemed to the mutual benefit of Tactronics and  Aero Marine to enter into this Agreement upon the terms and conditions set forth.

now therefore, in consideration for the mutual covenants and promises herein contained, the undersigned hereby agree to the following:

Relationship Between Tactronics and Aero Marine

Tactronics will finance the further development of the Engine, including upgrades and building a prototype, testing and marketing the Engine to the military of the United States and all NATO countries.

Tactronics will expend its best efforts in production and modification of the Engine to allow for maximun promotion, marketing and sales.

Aero Marine will keep the exclusive rights to the Engine, including any patentable rights. Aero Marine will retain ownership of all of the technology, including upgrades, developments and modifications by Tactronics.

Aero Marine will be able to take all of the technology and sell it commercially for non-military purposes.

Aero Marine shall receive twenty percent (20%) of the gross revenue from the sales of the Engine to the military.  Tactronics will receive five percent (5%) of the gross revenue from commercial non-military sales of the Engine by Aero Marine.

The terms of this Agreement shall last for a period of five (5) years unless terminated by joint agreement of the parties or pursuant to the terms of this Agreement and will be renewable for additional five-year periods upon agreement of the parties.  This Agreement and any renewals shall be exclusive.

Aero Marine and Tactronics will use their best efforts to perform his duties and responsibilities pursuant to this Agreement.

Aero Marine will, within thirty (30) days of the execution of this Agreement, provide to Tactronics the information, data, schematics, CAD files, etc. regarding the Engine.

Tactronics will, within sixty (60) days of the execution of this Agreement, present a plan of execution which includes a statement as to whether or not Tactronics wishes to continue with the development of the Engine.

If Tactronic does desire to continue with the development of the Engine, then in Tactronics’ shop, and at Tactronics’ expense, Tactronics will work toward a design suitable for military and commercial applications.  Tactronics will bring in the head of the Department of Automobile Engineering at Ohio State University to help develop the Engine.  Tactronics will do all the testing and marketing for the Engine free of charge for Aero Marine, while working toward the development of a 40 hp multi-fuel application.

Within ninety (90) days Tactronics will make a decision as to whether to continue on with the development of the Engine.  If not, Tactronics will hand over to Aero Marine all of the data and technology developed up to the point at which Tactronics ceases to be involved in the development of the Engine.

If Tactronics reaches a point where it is determined that the military application of the Engine will not work or is not feasible, Tactronics may terminate this Agreement and there will be no liabilities between the parties, as long as all intellectual property, technologies and information is returned to Aero Marine.

Aero Marine agrees not to release any publicity concerning any part of this Agreement, other than press releases approved by Tactronics.

Non-Competition.

During the term of this Agreement, neither Tactronics or Aero Marine, nor any person employed or engaged by Tactronics or Aero Marine to fulfill its duties under this Agreement, shall, directly or indirectly, compete with this Agreement in the promotion, marketing, sales and production  of Tactronics’ invention. The term “indirectly,” as used above, includes acting as a paid or unpaid director, officer, agent, employee of, or consultant to any enterprise, or acting as a proprietor or an enterprise, or holding any direct or indirect participation in any enterprise as an owner, partner, limited partner, joint venture, shareholder or creditor.  The term “Restricted Business” means the use of the invention or its offshoots in any commercial manner. This provision shall not be construed to affect either parties performance under this agreement

Neither Aero Marine nor persons employed or engaged by Aero Marine to fulfill its duties under this Agreement shall, directly or indirectly, disclose or use at any time, whether during the term of this Agreement or after its expiration or termination, any confidential information, knowledge or data relating to Tactronics’ business or the products, technology and process of which Aero Marine or its employees, agents or contractors become aware in the course of their activities under this Agreement.  Such information, knowledge or data includes, but is not limited to, client and customer lists, sale files or records, price information, Product specifications, trademark files or records, and warranty claims or reports, mailing lists and good will or other intangible property used or useful in connection with the business of the company signing this Agreement.

Neither Tactronics nor persons employed or engaged by Tactronics to fulfill its duties under this Agreement shall, directly or indirectly, disclose or use at any time, whether during the term of this Agreement or after its expiration or termination, any confidential information, knowledge or data relating to Aero Marine’ business or the products, technology and process of which Tactronics or its employees, agents or contractors become aware in the course of their activities under this Agreement.  Such information, knowledge or data includes, but is not limited to, client and customer lists, sale files or records, price information, Product specifications, trademark files or records, and warranty claims or reports, mailing lists and good will or other intangible property used or useful in connection with the business of the company signing this Agreement.

If, in any judicial proceeding, a court of competent jurisdiction shall refuse to enforce any of the separate covenants deemed included in this Agreement, or shall find that the term or geographic scope of one or more of the separate covenants is unreasonably broad, the parties shall use their best good faith efforts to attempt to agree on a valid provision which shall be a reasonable substitute for the invalid provision.  The reasonableness of the substitute provision shall be considered in light of the purpose of the covenants and the reasonable interests of the parties signing this Agreement.  The substitute provision, then the invalid or unreasonably broad provision shall be deemed deleted or modified to the minimum extent necessary to permit enforcement.

Confidentiality:  Non-disclosure.

The parties understand that each party may have access to customer lists, credit information, customer contracts, trade secrets, research data, drawings, product specifications, warranty information, production processes, supply sources, supply contracts, plans, models, sales data, cost, price and other financial information, and other materials of the other party and its customers and suppliers as they may exist from time to time.  The parties agree that such information and materials are valuable and unique assets of each party’s business, and that disclosure of such items would be detrimental to the other party.  Each party, therefore, agrees:

The parties will not at any time, or in any fashion, form or manner, either directly or indirectly, divulge, disclose or communicate to any person, firm or corporation in any manner whatsoever, any information of any kind, nature or description concerning any matters affecting or relating to the business of the other party, including without limiting the generality of foregoing the names of any of its customers, the prices it obtains or has obtained or at which it sells or has sold its products or at which it buys or has bought materials, components or other supplies, the methods or processes of production or manufacture of its products or any other information of, about or concerning the business of the other party, its relations with its employees, and its manner of operation, its plans, or other data of any kind, nature or description, the parties hereby stipulating that as between them the same are important, material, confidential and are trade secrets and gravely affect the effective and successful conduct of the business of the other party and its goodwill, and that any breach of the terms of this section is a material breach hereof.

During and after the term of this Agreement, not to take, without the written consent of the other party, any notes, reports, calculations, plans, models, sales data, papers, drawings, documents, contracts, customer and supplier lists, diaries, phone information, trade secrets, research data, production processes, product specifications, blueprints, correspondence, memoranda, or other written records or materials belonging to the other party or in its possession.  Both parties also covenant and warrant not to take any computer diskettes, magnetic tapes or other storage media in any tangible form containing such information.  Upon termination of this Agreement, each party shall immediately deliver all the materials described in this paragraph to the other party.

This non-disclosure and confidentiality covenant shall not affect Aero Marine or Tactronics or their assigns from making normal-course disclosures pursuant to SEC regulations or from issuing press releases or from providing such information as may be necessary to carry out the terms and conditions of this Agreement and the obligations and duties contemplated thereunder.

Injunction.  Each party agrees that it would be difficult to measure damage to the other party from any breach by either party of this section, and that monetary damages are an inadequate remedy for such breach.  Accordingly, each party agrees that if the other party shall breach the terms of this section, the non-breaching party shall be entitled, in addition to all other remedies it may have at law or in equity, to an injunction or other appropriate orders to restrain such breach without showing or proving any actual damage sustained by the breaching party.

Termination.

Either party may terminate this Agreement only after the occurrence of any of the following events, upon written notice to the other party allowing twenty (20) days to cure the breach:

Either party’s failure to perform any of its obligations secured by this Agreement.

Either party’s voluntary abandonment of the business contemplated under this Agreement;

Tactronics’ failure to provide the equipment or personnel to do the production and modification; provided, however, that such written notice by Aero Marine is delivered within ninety (90) days after the conclusion of such specified period;

Either party’s engaging in any practice with respect to the products, technology and process which is determined to be an illegal or unfair trade practice in violation of any applicable federal, state, provincial or local law, or, which in the opinion of counsel to a party, is an illegal or unfair trade practice in violation of any applicable federal, state, provincial or local law for a period of twenty (20) days after Tactronics has notice of said violation;

Either party’s falsification of any records or reports provided to the other party;

Either party’s failure to act in good faith and in a commercially reasonable manner in connection with its obligations under this Agreement;

Either party’s loss through failure to renew or because of suspension, cancellation or revocation for a period of fifteen (15) days or more, of any Federal, state or local license required by law and necessary in carrying out the provisions of this Agreement.

Any change in Tactronics’ active management, which change, in the opinion of Aero Marine, will have a material effect on Aero Marine’s ability to market and promote the products.  Such a change includes, but is not limited to, a breach of the provisions of this Agreement or Tactronics’ shutdown for a period of thirty (30) days.

Any change in Aero Marine’s active management, which change, in the opinion of Tactronics, will have a material effect on Tactronics’ ability to market and promote the products.  Such a change includes, but is not limited to, a breach of the provisions of this Agreement or Aero Marine’s shutdown for a period of thirty (30) days.

In the event of termination, the parties may still assert any other remedies against the other that they would have had in the event of a breach of this Agreement.

After the expiration of this Agreement, or termination of this Agreement in accordance with this Section 4, neither party shall have any other rights or obligations in respect of each other except that any such expiration or termination shall be without prejudice to the rights and obligations of the parties in respect to the prospects already leased or developed.

Disputes; Provisions for Arbitration.  The parties hereto agree that any dispute shall be arbitrated under the rules of the American Arbitration Association.

Specific Performance.  The parties understand and agree that the subject matter and mutual commitments set forth in this Agreement are unique and, for that reason among others, the respective parties will be irreparably damaged in the event that this Agreement is not specifically enforced.  Accordingly, in the event of any breach or default in this Agreement or any of its terms or provisions hereof by any party hereto, the other party hereto shall have the right to demand and have specific performance of this Agreement.

Binding Effect.  Except as otherwise expressly provided in this Agreement, this Agreement shall be binding upon and shall inure to the benefit of the parties to this Agreement and their heirs, personal representatives, successors and assigns.  Each party to this Agreement covenants that he will execute such reasonable documents and perform such reasonable acts as may be required from time to time to carry out the terms and conditions of this Agreement.

Governing Law.  This Agreement shall be governed by and interpreted by the laws of the State of Nevada.

Force Majeure.  Tactronics shall use its best efforts to fill orders promptly and to meet requested dates of shipment.  Tactronics shall not be liable for delays in delivery or failure to manufacture due to causes beyond its reasonable control, such as acts of God, acts of Aero Marine, acts of civil or military authorities, fires, strikes, floods, wars, riots and other causes of any similar nature.

Notices.  All notices provided for by this Agreement shall be made in writing by delivering personally or by mailing of such notice to the parties hereon, registered or certified mail, postage prepaid, at the following addresses or at such other addresses designated in writing by one party to the other:

Tactronics:                    381 Old Riverhead Road, Suite 12
                                    Westhampton Beach, NY 11978

Aero Marine:                One World Trade Center
                                    121 SW Salmon Street, Suite 1100
                                    Portland, OR 97204

and

                                    Richard E. Fowlks
                                    Attorney at Law
                                    1607 NE 41st Avenue
                                    Portland, OR 97232

Attorney's Fees.

In the event an action shall be brought by any party hereto to enforce the terms referred to in this Agreement, or any controversy arising therefrom, the prevailing party in each suit shall be entitled to the payment of reasonable attorney's fees which shall be fixed by the court or the arbitrator.

Remedies.

The parties hereto agree and acknowledge that the obligations of the parties described in this Agreement herein are of a unique and special nature and the aggrieved party will not have an adequate remedy at law in the event of failure of a party to abide by such terms and conditions nor will money damages adequately compensate for such injury.  It is, therefore, agreed between the parties that for any violation by the other party of the terms and conditions of this Agreement, a restraining order or an injunction may be issued or a decree of specific performance be ordered by court of equity, in addition to any other right or remedies which the parties may have at law or in equity.

Subject Headings.

The subject headings of the paragraphs and subparagraphs of this Agreement are included solely for the purpose of convenience only, and shall not affect the construction or interpretation of any of the provisions of this Agreement.

Amendments.

No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the parties hereto.

Personal Nature of Agreement; Limitations on Assignment.

The benefits of this Agreement may be assigned to an entity or entities which are owned and/or controlled by one or more of the parties hereto.  However, this Agreement is made on a personal level among the parties and each party agrees that, on an individual basis, there will be no substitution or authorization of a third party to become a party to this Agreement or to perform services on behalf of the other party except with the prior written agreement and authorization of all parties to this Agreement.  The parties are very comfortable with their relationship with each other but neither party wants to become involved with a third party without first receiving written notice and giving their prior written consent thereto.

Entire Agreement and Waiver.

This Agreement contains the entire Agreement between the parties hereto, and supersedes all prior and contemporaneous agreements, arrangements, negotiations and understandings between the parties hereto relating to the subject matter hereof.  There are no other understandings, statements, promises or inducements, oral or otherwise, contrary to the terms of this Agreement.  There are no representations, covenants or conditions, express or implied, whether by statute or otherwise, other than as set forth herein by any party hereto.  No supplement, modification or termination of any term or condition shall be binding unless executed in writing by the parties to be bound thereby.  No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or shall constitute a continuing waiver, and no waiver shall be binding unless executed in writing by the party making the waiver.

Representation of Authority to Execute Agreement.

Each party to this Agreement represents that he has full power and authority to execute this Agreement and that the execution of this Agreement is not contrary to any existing security agreement or obligation of the undersigned.

Counterparts.

This Agreement may be executed under one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

Additional Documents.

Both parties agree to execute any additional documents or agreements contemplated by this Agreement or required hereunder.

IN WITNESS WHEREOF, the parties hereto have entered into and caused this Agreement to be executed by persons duly authorized.

  Tactronics                                                                   Aero Marine Technologies Corp.

By:   /s/Billy Silhan                                                         By:   /s/Benjamin Langford
           Billy Silhan                                                                      Benjamin Langford, President

Dated:  August 24, 2004                                               Dated:  August 24, 2004